Exhibit 99.1

         Baker Reports Revenue and EPS Gains for 2004 Second Quarter

    PITTSBURGH, Aug. 2 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex: BKR) today reported a 25 percent increase in total contract revenues and a significant increase in earnings per share for both the second quarter and first six months of 2004 compared to the same periods in 2003.
    For the quarter, Baker posted net income of $3.6 million, or $0.42 per diluted share, on total contract revenues of $131 million. This compares with net income of $68,000, or $0.01 per diluted share, on total contract revenues of $105 million in second-quarter 2003. The current quarter benefited from a particularly strong revenue and operating performance in the Engineering segment, favorable insurance loss reserves and other adjustments. The 2003 second quarter was adversely impacted by the impairment of an investment in a startup Energy company, a number of operating and other factors, including project mix in the Energy segment and lower than anticipated volume and labor utilization rates in the Engineering segment, and costs associated with the company's new information systems.
    Revenues in the Engineering business increased 32 percent from the year-ago quarter, while operating income, before corporate overhead allocations, increased 119 percent over the same period. The major factor in the operating income before corporate overhead improvement was a significant increase in labor utilization rates during the quarter compared to second-quarter 2003, the result of the substantial backlog of work the segment had to begin 2004, including the up to $750 million Program Management contract with the Federal Emergency Management Agency (FEMA). Operating income before corporate overhead expressed as a percentage of Engineering segment contract revenues was 9.6 percent for second-quarter 2004, compared to 5.7 percent in second-quarter 2003.
    Revenues in the Energy business increased 15 percent from the second quarter of 2003, while operating income, before corporate overhead allocations, declined (6.5%) due to increases in accruals to fund the company's short-term and recently enacted long-term incentive compensation programs at maximum levels. Operating income before corporate overhead expressed as a percentage of Energy segment contract revenues was 4.3 percent for the current quarter 2004, compared to 5.3 percent in the year-ago period.
    Net interest expense was $24,000 for the current quarter, compared to net interest expense of $216,000 for the prior period. At June 30, 2004, the company had borrowings of $1.1 million, a reduction of approximately $2.8 million from borrowing levels at March 31, 2004.
    Total backlog for the company was $1.48 billion at June 30, 2004, compared to $721 million at year-end 2003.
    For the first six months of 2004, the company recorded net income of $6.7 million, or $0.79 per diluted common share, on total contract revenues of $256 million, as compared to a net loss of $29,000, or $0.00 per diluted share, on total contract revenues of $204 million in the first six months of 2003.
    Commenting on the results, President and Chief Executive Officer Donald P. Fusilli, Jr., said, "We are pleased with our second quarter and first half results, as they reflect the progress Baker has achieved in both business segments. Our investments to expand in the Federal sector in Engineering and emphasize Managed Services onshore in Energy are showing positive returns. This broad base of business has allowed us to take advantage of numerous and varied opportunities both nationally as well as internationally."
    He added that discounting one-time adjustments for insurance loss reserves and other items, the company's second quarter results are in line with its guidance. "We are reviewing our operations plan for the second half of the year and, if necessary, will provide revised 2004 revenue and earnings guidance at a later date."
    Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, August 3 at 9:00 AM Eastern Daylight Time to discuss the quarterly results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker's website at http://www.mbakercorp.com .
    Michael Baker Corporation provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,500 employees in over 40 offices across the United States and internationally.

    (The above information includes certain forward-looking statements concerning future operations and performance of the Company. Forward looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in anticipated levels of government spending on infrastructure; and changes in loan relationships or sources of financing. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)


     FINANCIAL SUMMARY
     (Unaudited)

     Operating Results                         For the quarter ended June 30
     =================                         =============================
     (In thousands, except earnings per share)
                                                    2004              2003
                                                    ====              ====

     Total contract revenues                      $130,603          $104,799

     Gross profit                                  $23,990           $15,019

     Income from operations                         $6,134            $1,150

     Income before taxes                            $6,342              $122

     Net income                                     $3,605               $68

     Weighted average shares outstanding:
         Basic                                       8,402             8,312
         Diluted                                     8,518             8,361

     Net income per share:
         Basic                                       $0.43             $0.01
         Diluted                                     $0.42             $0.01
     =======================================================================


     Operating Results                        For the six months ended June 30
     =================                        ================================
     (In thousands, except earnings per share)
                                                    2004              2003
                                                    ====              ====

     Total contract revenues                      $255,607          $204,098

     Gross profit                                  $44,931           $28,465

     Income from operations                        $11,519            $1,039

     Income/(loss) before taxes                    $12,187              $(57)

     Net income/(loss)                              $6,703              $(29)

     Weighted average shares outstanding:
         Basic                                       8,361             8,329
         Diluted                                     8,471             8,377

     Net income per share:
         Basic                                       $0.80              $-
         Diluted                                     $0.79              $-
     =======================================================================


                                          For the three     For the six
     Segment results                       months ended     months ended
     ===============                     ===============  ================
     (In millions)                       6/30/04 6/30/03  6/30/04  6/30/03
                                         ======= =======  =======  =======
    Engineering
    ===========
    Revenues                               $81.1   $61.6   $156.0   $120.3

    Income from operations before
     Corporate overhead                      7.8     3.5     14.9      6.4
    Less:  Corporate overhead               (2.8)   (3.0)    (5.5)    (6.0)
    =======================================================================
    Income/(loss) from operations            5.0     0.5      9.4      0.4
    =======================================================================

    Energy
    ======
    Revenues                                49.5    43.2     99.6     83.8

    Income from operations before
     Corporate overhead                      2.1     2.3      4.6      3.5
    Less:  Corporate overhead               (1.2)   (1.0)    (2.4)    (2.1)
    =======================================================================
    Income from operations                   0.9     1.3      2.2      1.4
    =======================================================================

    Non-Core
    ========
    Revenues                                 -       -        -        -

    Income from operations before
     Corporate overhead                      -      (0.1)     0.2      0.2
    Less:  Corporate overhead                -       -        -        -
    =======================================================================
    Income from operations                   -      (0.1)     0.2      0.2
    =======================================================================

    Total Reportable Segments
    =========================
    Revenues                               130.6   104.8    255.6    204.1

    Income from operations before
     Corporate overhead                      9.9     5.7     19.7     10.1
    Less:  Corporate overhead               (4.0)   (4.0)    (7.9)    (8.1)
    =======================================================================
    Income from operations                   5.9     1.7     11.8      2.0
    =======================================================================

    Other Corporate/Insurance
     income/(expense)                        0.2    (0.5)    (0.3)    (1.0)
    =======================================================================

    Total Company - Income/(loss) from
     operations                             $6.1    $1.2    $11.5     $1.0
    =======================================================================


      Backlog
     ========
     (In thousands)                              At 6/30/04      At 12/31/03
                                                 ==========      ===========

      Total                                      $1,477,400         $720,700


     Condensed Balance Sheet
     =======================
     (In thousands)                              At 6/30/04      At 12/31/03
                                                 ==========      ===========
     ASSETS
     Cash and cash equivalents                      $11,039           $9,274
     Receivables, net                                82,666           74,940
     Costs in excess of billings                     49,053           51,620
     Prepaid expenses and other                       4,704            9,899
     =======================================================================
         Total current assets                       147,462          145,733

     Property, plant and equipment, net              16,694           17,402
     Goodwill and other intangible
      assets, net                                     9,090            9,233
     Other assets                                     7,120            7,205
     =======================================================================
         Total assets                              $180,366         $179,573
     =======================================================================


     LIABILITIES & SHAREHOLDERS'
      INVESTMENT
     Current portion of long-term debt               $1,079               $-
     Accounts payable                                33,395           28,279
     Accrued compensation and insurance              33,455           25,618
     Other accrued expenses                          18,597           20,464
     Billings in excess of costs                     11,132           16,611
     =======================================================================
         Total current liabilities                   97,658           90,972

     Long-term debt                                       -           13,481
     Other liabilities                                2,460            2,539
     =======================================================================
         Total liabilities                          100,118          106,992
     =======================================================================

     Common Stock                                     8,800            8,711
     Additional paid-in capital                      39,204           38,298
     Retained earnings                               36,180           29,477
     Other comprehensive loss                          (881)            (912)
     Unearned compensation expense                     (102)             (40)
     Less - Treasury shares                          (2,953)          (2,953)
     =======================================================================
         Total shareholders' investment              80,248           72,581
     =======================================================================
         Total liabilities &
          shareholders' investment                 $180,366         $179,573
     =======================================================================

SOURCE  Michael Baker Corporation
    -0-                             08/02/2004
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.mbakercorp.com /
    (BKR)

CO:  Michael Baker Corporation
ST:  Pennsylvania
IN:  CST OIL
SU:  ERN CCA MAV